Registration No. 333-213230

As filed with the Securities and Exchange Commission on October 7 , 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Algae Dynamics Corp.

(Name of small business issuer in its charter)

Canada	2836	N/A
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

37 – 4120 Ridgeway Drive

Mississauga, Ontario, Canada L5L 5S9

(289) 997 6740

(Address and telephone number of principal executive offices and principal place of business)

J.P. Galda & Co.

Three Westlakes

1055 Westlakes Dr., Suite 300

Berwyn, Pennsylvania 18042

Phone: (215) 815-1534

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.

[  ] Large accelerated filer [  ] Accelerated filer [  ] Non-accelerated filer [X] Smaller reporting Company

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee
Common Shares without par value	1,060,000	(1)	$0.40	(2)	$424,000	(2)	$42.70	(2)

Common Shares without par value	1,233,535	(3)	$0.40	(4)	$493,414	(4)	$49.69	(4)

Common Shares without par value	29,774	(5)	$0.40	(6)	$11,910	(6)	$1.38	(6)

(1) Represents shares that may be resold by the selling shareholders named herein under “Selling Securityholders”. In the event of stock splits, stock dividends or similar transactions involving the Common Shares, the number of Common Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Previously paid. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the Common Shares of the registrant as reported on the OTC Markets on August 17, 2016, a date within three days of the date of the filing of this Registration Statement.

(3) Represents additional shares that may be resold by the selling shareholders for which a registration fee was paid upon the filing of Amendment No. 1.

(4) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the Common Shares of the registrant as reported on the OTC Markets on September 26, 2016 , a date within three days of the date of filing of Amendment No. 1.

(5) Represents additional shares that may be resold by the selling shareholders for which a registration fee has not been previously paid.

(6) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the Common Shares of the registrant as reported on the OTC Markets on October 5, 2016, a date within three days of the date of filing of Amendment No 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus relating to the securities registered under this Registration Statement also relates to Algae Dynamics Corp.’s Registration Statements on Form S-1 (Registration Nos. 333-199612 and 333-207232).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows:

SEC Registration Fee	US$	93.37
Printing Expenses	US$	1,500
Accounting Fees and Expenses		$3,500
Legal Fees and Expenses	US$	3,000
Blue Sky Fees/Expenses		0
Transfer Agent Fees		0
TOTAL		$8,093

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.   Section 11.02 of the Company’s Bylaws, filed as Exhibit 3.2 to the Registration Statement.

2.   In the Employment Agreement of some of the officers (who also serve as Directors).

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they have acted honestly and in good faith with a view to the Company’s best interests.

Item 15 Recent Sales of Unregistered Securities

On June 6, 2014, the Company closed a private placement for gross proceeds of $647,860 of which $328,180 was received as at March 31, 2014 and reflected as equity to be issued. Pursuant to the private placement, the Company issued 556,118 units at $1.12 per unit for gross proceeds of $622,860 and 44,642 units at $0.56 per unit for gross proceeds of $25,000, with each unit comprised of one common share and one-half of one (1/2) common share purchase warrant. Each whole warrant is exercisable at $1.68 per share within the first twelve months of the close of the private placement and $2.24 per share for the second twelve month period to expiration. Immediate family members of management subscribed for 57,000 units for gross proceeds of $63,840 pursuant to this private placement.

On October 22, 2014, a consultant was issued 6,700 units in settlement of debt owed in the amount of USD$10,050 ($11,256), each unit comprised of one common share and one-half of one (1/2) common share purchase warrant. Each whole warrant is exercisable at USD$1.50 ($1.94) per share until October 22, 2016.

On November 24, 2014, the Company closed a further private placement for gross proceeds of $30,000. Pursuant to the private placement, the Company issued 17,700 units at USD$1.50 ($1.695) per unit for gross proceeds of $30,000, each unit comprising one common share and one-half of one (1/2) common share purchase warrant. Each whole warrant is exercisable at USD$2.00 ($2.59) per share until November 30, 2016.

Additionally, on November 22, 2014, 25,000 common share purchase warrants were exercised at USD$0.04 ($0.046) per warrant for total cash proceeds of USD$1,000 ($1,113).

On June 25, 2015, 12,500 common share purchase warrants were exercised at USD$0.04 ($0.048) per warrant for total cash proceeds of USD$500 ($620).

On September 10, 2015, a consultant was issued 50,000 common shares for services rendered in the amount of $67,195, this amount has been recorded as professional fees on the statement of operations.

On November 5, 2015, 31,000 common share purchase warrants were exercised at USD$0.04 ($0.052) per warrant for total cash proceeds of USD$1,240 ($1,632). On December 18, 2015, 51,600 common share purchase warrants were exercised at USD$0.04 ($0.054) per warrant for total cash proceeds of USD$2,064 ($2,834).

On December 22, 2015, 31,000 common share purchase warrants were exercised at USD$0.04 ($0.056) per warrant for total cash proceeds of USD$1,240 ($1,735).

On December 31, 2015, 48,400 common share purchase warrants were exercised at USD$0.04 ($0.055) per warrant for total cash proceeds of USD$1,936 ($2,683).

On December 31, 2015, a private placement was completed to issue 31,532 common shares at USD$1.11 ($1.54) per share for gross proceeds of USD$35,000 ($48,441). The shares were subscribed for by a family member of an officer.

On December 31, 2015, a consultant was issued 10,000 common shares for services rendered in the amount of USD$17,200 ($23,805). Another consultant was issued 93,000 common shares for services rendered in the amount of USD$159,960 ($221,385), these amounts have been recorded as professional fees on the statement of operations.

On January 4, 2016, 31,000 common share purchase warrants were exercised at USD$0.04 ($0.056) per warrant for total cash proceeds of USD$1,240 ($1,732). On February 25, 2016, 25,000 common share purchase warrants were exercised at USD$0.04 ($0.056) per warrant for total cash proceeds of USD$1,000 ($1,378). Shares to be issued.

On December 31, 2015, the term loan was converted into shares to be issued at a value of $54,975 based upon an estimated fair market value of USD$1.72 ($2.38) per share at the time of conversion.

On December 31, 2015, advances from related parties were converted into shares to be issued at a value of $117,526 based upon a fair market value of USD$1.72 ($2.38) per share at the time of conversion.

On December 31, 2015, the Company agreed to issue 45,000 compensatory shares to three officers of the Company with a fair market value of USD$1.72 ($2.38) per share for a total value of $107,123. This expense was recorded as stock based compensation on the statements of operations.

On December 31, 2015, a consulting firm was granted 13,874 shares to be issued for services rendered in the amount of USD$22,500 ($31,140), these amounts have been recorded as professional fees on the statement of operations.

On March 31, 2016, a consulting firm was granted 15,264 shares to be issued for services rendered in the amount of USD$22,500 ($29,185), these amounts have been recorded as professional fees on the statement of operations.

Subsequent to March 31, 2016, the Company entered into various agreements pursuant to which it has committed to issue up to 1,100,000 common shares of the Company to October 24, 2016, as compensation for services to be rendered. Within these agreements the commitment to Directors and Executive Officers totals 250,000 shares and the other significant commitments are to Tradersmasterpro.com, Inc for 750,000 shares and Midtown Partners & Co., LLC for 100,000 shares.

On May 18, 2016, 44,500 common shares purchase warrants were exercised at USD$0.04 ($0.052) per warrant for total cash proceeds of USD$1,780 ($2,318).

On May 15, 2016, 13,874 shares to be issued were issued as common shares.

On June 22, 2016, 15,264 shares to be issued were issued as common shares.

On June 30, 2016, 66,667 common shares were issued to a consultant in settlement of a debt at a value of $64,585 based upon an estimated fair market value of USD$0.75 ($0.97) per share at the time of issuance.

On June 30, 2016, 250,000 common shares were issued to a consulting firm as a portion of the compensation for services initiated on June 24, 2016 and to be provided over a 6 month period at a value of $201,484 based upon an estimated fair market value of USD$0.62 ($0.81) per share at the time of the agreement. The retainer has been recorded as a prepaid expense on the condensed interim balance sheet as at June 30, 2016. For the three months ended June 30, 2016, the Company amortized $6,606 of this prepaid expense, which was recorded as professional fees on the condensed interim statements of operations.

Shares to be issued

On May 19, 2016, the Company signed a letter of engagement with a consultant which included as part of the fee the issuance of 100,000 common shares as a non-refundable retainer at a value of $101,579 based upon an estimated fair market value of USD$0.78 ($1.02) per share at the time of the agreement. The retainer has been recorded as a prepaid expense on the condensed interim balance sheet as at June 30, 2016.

On April 18, 2016, the Company signed an agreement with a consultant pursuant to which it has committed to issue 750,000 common shares of the Company as compensation for services to be rendered over a period of 5 months.. Two directors and officers of the Company transferred 250,000 of their personal shares to the consultant and as such the Company has agreed to reimburse the directors and officers for these common shares transferred by issuance of common shares from treasury. The commitment was valued at $86,380 based upon an estimated fair market value of USD$0.27 ($0.35) per share at the time of the agreement. The retainer has been recorded as a prepaid expense on the condensed interim balance sheet as at June 30, 2016. For the three months ended June 30, 2016, the Company amortized $41,778 of this prepaid expense, which was recorded as professional fees on the condensed interim statements of operations.

As an event subsequent to the quarter ending June 30, 2016, on July 6, 2016, the Company agreed to issue a consultant 20,000 shares in settlement of a debt owed in the amount of USD$15,000 ($19,500).

Since inception, we have issued 10,091,356 common shares to 46 investors for total consideration of $1,555,324, of which $742,346 was received in cash and used for working capital.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 and Regulation S promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We directed our transfer agent to issue the stock certificates with the appropriate restrictive legend affixed to the restricted stock.

Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a posteffective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(7) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PART IV

ITEM 15. EXHIBITS.

The following documents are filed as part of this Registration Statement:

Exhibits:

Exhibit No.	Description
3.1(a)	Articles of Incorporation (incorporated by reference from Exhibit 3.1(a) to our Registration Statement on Form S-1 filed on November 19, 2014).
3.1(b)	Articles of Amendment to Change the Corporation Name (incorporated by reference from Exhibit 3.1(b) to our Registration Statement on Form S-1 filed on November 19, 2014).
3.1(c)	Articles of Amendment to Eliminate Share Transfer Restrictions and effect Reverse Stock Split (incorporated by reference to Exhibit 3.1(c) from our Registration Statement on Form S-1 filed on November 19, 2014).
4.1	Bylaws (incorporated by reference from Exhibit 3.2 to our Registration Statement on Form S-1 filed on November 19, 2014).
4.2	Specimen Stock certificate (incorporated by reference from Exhibit 4.1 to our Registration Statement on Form S-1 filed on November 19, 2014).
5*	Opinion of Landhani & Sonenberg
10.1	Employment Agreement with Richard Rusiniak (incorporated by reference from Exhibit 10.1 to our Registration Statement on Form S-1 filed on November 19, 2014).
10.2	Employment agreement with Paul Ramsay (incorporated by reference from Exhibit 10.2 to our Registration Statement on Form S-1 filed on November 19, 2014).
10.3	Employment Agreement with Ross Eastley (incorporated by reference from Exhibit 10.3 to our Registration Statement on Form S-1 filed on November 19, 2014).
10.4	Amendment to Employment Agreements with Richard Rusiniak, Paul Ramsay and Ross Eastley (incorporated by reference from Exhibit 11.5 to our Annual Report on Form 10-K filed on June 19, 2015).
10.5	Lease agreement dated October 29, 2013 with 2725312 Canada Inc. (incorporated by reference from Exhibit 10.4 to our Registration Statement on Form S-1 filed on November 19, 2014).
10.6(a)	Advisory Agreement with Connectus Inc. dated March 11, 2014, as amended (incorporated by reference from Exhibit 10.6(a) to our Registration Statement on Form S-1 filed on November 19, 2014).
10.6(b)	Amendment to Advisory Agreement with Connectus (incorporated by reference from Exhibit 10.6(b) to our Registration Statement on Form S-1 filed on November 19, 2014).
10.7(c)	First Tranche Warrant (initially with Connectus, assigned to Apollo Marketing LLC) (incorporated by reference from Exhibit 10.6(c)) to our Registration Statement on Form S-1 filed on November 19, 2014).
10.7(d)	Second Tranche warrant (initially with Connectus, assigned to Apollo Marketing LLC) (incorporated by reference from Exhibit 10.6(d) to our Registration Statement on Form S-1 filed on November 19, 2014).
10.9(a)	Stock Incentive Plan-2014 (incorporated by reference from Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.9(b)	Nonqualified Share Option Agreement with Richard Rusiniak (incorporated by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.9(b)	Nonqualified Share Option Agreement with Paul Ramsay (incorporated by reference from Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.9(c)	Nonqualified Share Option Agreement with Ross Eastley (incorporated by reference from Exhibit 10.4 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.9(d)	Nonqualified Share Option Agreement with P. Blair Mullin (incorporated by reference from Exhibit 10.5 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.9(e)	Nonqualified Share Option Agreement with W. Cameron McDonald (incorporated by reference from Exhibit 10.5 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.10(a)	Release Agreement with Sandra Easley (incorporated by reference from Exhibit 10.6 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.10(b)	Nonqualified Share Option Agreement with Sandra Easley (incorporated by reference from Exhibit 10.7 to our Quarterly Report on Form 10-Q filed on February 18, 2015).
10.13	Letter Agreement with Connectus extending the expiration date of its consulting agreement with the Company (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 /A filed on January 26, 2016)
10.14	Consulting Agreement with Trademasterpro (incorporated by reference from Exhibit 10.14 to our Registration Statement on Form S-1 filed on August 22, 2016).
11.1	Code of Business of Business Ethics and Conduct Policy (incorporated by reference from Exhibit 11.1 to our Annual Report on Form 10-K filed on June 19, 2015).
11.2	Equal Employment Opportunity Policy (incorporated by reference from Exhibit 11.2 to our Annual Report on Form 10-K filed on June 19, 2015).
11.3	Freedom from Harassment Policy (incorporated by reference from Exhibit 11.3 to our Annual Report on Form 10-K filed on June 19, 2015).
11.4	Substance Abuse Policy (incorporated by reference from Exhibit 11.4 to our Annual Report on Form 10-K filed on June 19, 2015).
11.5	Whistleblower Policy (incorporated by reference from Exhibit 11.5 to our Annual Report on Form 10-K filed on June 19, 2015).
17.1*	Consent of McGovern Hurley & Cunningham LLP
17.2*	Consent of Landhani & Sonenberg (included in Exhibit 5)

*filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, on October 7 , 2016.

Algae Dynamics Corp.

By:	/s/ Richard Rusiniak
Richard Rusiniak
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Ramsay and Ross Eastley, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of October 7 , 2016, by the following persons in the capacities indicated below.

BY:	/s/ Richard Rusiniak
Chief Executive Officer and Director

BY:	/s/ Paul Ramsay
President and Director

BY:	/s/ Ross Eastley
Chief Financial Officer, Director
and Principal Accounting Officer

BY:	/s/ P. Blair Mullin
Director

BY:	/s/ W. Cameron McDonald
Director